EXHIBIT 14(b)

U.S.B. HOLDING CO., INC.

SENIOR FINANCIAL OFFICERS
AND PRINCIPAL EXECUTIVE OFFICER
CODE OF ETHICAL CONDUCT
RELATED TO FINANCIAL ACTIVITIES

Preface

The honesty, integrity, and sound judgment of senior financial officers and the principal executive officer is fundamental to the reputation and success of U.S.B. Holding Co., Inc. (the “Company”). While all employees, officers, and directors are required to adhere to a Company Code of Ethics, the professional and ethical conduct of senior financial officers and principal executive officers as it relates to financial activities is essential to the proper function and success of the Company as a financial services provider.

Senior financial officers and the principal executive officer hold an important and elevated role in corporate governance. These individuals are key members of the management team, who are uniquely capable and empowered to ensure that the interests of stakeholders (including stockholders, customers, employees, suppliers, and the communities in which the Company operates) are appropriately balanced, protected, and preserved. Senior financial officers and the principal executive officer fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the Company’s financial operations.

Senior Financial Officers and the Principal Executive Officer Code of Ethical Conduct

Senior financial officers and the principal executive officer of the Company responsible for or performing accounting, audit, financial management, or similar functions must:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable.

•	Be familiar with legal disclosures requirements applicable to the Company.

•	Comply with the letter and spirit of applicable laws, rules, and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.

•
Provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the SEC and other governmental agencies or provides to its auditors, and in all other public communications.

•	Act in good faith, with due care, competence, and diligence without misrepresenting material facts or allowing independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of employment.

•	Share knowledge and maintain skills necessary and relevant to the Company’s needs.

•	Proactively promote ethical and honest behavior within the workplace.

•	Assure responsible use of and control of all assets, resources, and information in possession of the Company.

•
Disclose any and all transactions or relationships that could reasonably be expected to lead to actual or apparent conflicts of interest to the Company’s Audit Committee. Examples of key conflicts of interest, include use of position at the Company to obtain improper personal benefit for oneself, one’s family members or any other person, use of non-public Company, client, or vendor information for personal gain, having a material financial interest in the Company’s vendors, clients or competitors, and any business transaction between the Company and oneself or one’s family members.

•	Promptly report any possible violations of the Company’s Code of Ethics or this Code of Ethical Conduct to the Company’s Audit Committee.

•	Discharge supervisory responsibilities with respect to the Company’s disclosure process diligently.

All senior financial officers and the principal executive officer are expected to adhere to both the Company Code of Ethics and the Code of Ethical Conduct for U.S.B. Holding Co., Inc. Senior Financial Officers and Principal Executive Officer at all times. Any violation of this Code of Ethics shall be reported to the Company’s Audit Committee, which will assess the nature and materiality of such violation and recommend appropriate action. All violations shall be reported to the Board of Directors. The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethical Conduct. Any waiver and the grounds for such waiver for a senior financial officer and the principal executive officer shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K. Additionally, any change of this Code of Ethical Conduct shall be promptly disclosed to stockholders.

Questions with respect to this Code of Ethics should be referred to the Chairman of the Company’s Audit Committee.

Approved by the Board of Directors: February 17, 2006
Approved by the Nominating/Corporate Governance Committee: February 17, 2006